Exhibit 99.1

Stock Yards Bancorp Increases Its Quarterly Cash Dividend 9% to $0.25 Per Share, Marking the 11th Increase since the Beginning of 2013

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 22, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.02 or 9% to $0.25 per common share. The new rate will be paid on October 1, 2018, to stockholders of record as of September 17, 2018.

Commenting on the announcement, David P. Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce another substantial increase in our dividend rate as part of our efforts to maximize returns for our investors and allow our stockholders to participate more concretely in the Company's progress. The continued strong financial performance of the Company and its solid capital position make this pattern of regular and reliable dividend growth possible, even as we remain well positioned to capitalize on growth opportunities that arise in the future. With today's announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 11 times since 2013, including two increases during 2018 and each of the previous four years, resulting in a cumulative increase of 88% over that time."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer